SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



DATE OF REPORT (Date of earliest event reported): January 14, 1997


                     FIRST COMMERCE CORPORATION
        (Exact name of registrant as specified in its charter)


      LOUISIANA                      0-7931                    72-0701203
(State of incorporation)     (Commission File Number)        (IRS Employer
                                                        Identification Number)


            210 BARONNE ST., NEW ORLEANS, LOUISIANA  70112
         (Address of principal executive offices - Zip Code)


Registrant's telephone number, including area code:    (504) 623-1371


                                  N/A
       (Former name or former address, if changed since last report)



Item 5.   Other Events.


     On January 14, 1997, First Commerce Corporation issued the following press release:


                        JANUARY 14, 1997

CONTACTS:                       MICHAEL A. FLICK  (504) 623-1492
                                 HOLLY E. HOBSON  (504) 623-2917


       FIRST COMMERCE ANNOUNCES FOURTH QUARTER EARNINGS

      New Orleans - First Commerce Corporation (NASDAQ-FCOM) announced today that its net income for the fourth quarter was $28.7 million, or $.72 per share. Fully diluted earnings per share were $.66 in the third quarter of 1996 and $.15 for the fourth quarter of 1995.

      The following key items impacted the fourth quarter's results:
     * Net interest income (FTE) rose 3% from the prior quarter and 12% from 1995's fourth quarter to $97.8 million in 1996's fourth quarter. Loan growth was again the most significant cause of the net interest income improvement. The net interest margin was 4.76% in the fourth quarter, compared to 4.82% in the third quarter and 4.54% in last year's fourth quarter.

     * Noninterest income was 4% higher than in the third quarter and 18% higher than in 1995's fourth quarter, with increases in most categories of fee income. Credit card fees, which rose 17% from the previous quarter and 50% from last year's fourth quarter, were the most significant contributor. Trust and broker/dealer revenues also showed strong increases.

     * Operating expense was $85.3 million for the fourth quarter, compared to $83.6 million for the third quarter and $95.6 million for 1995's fourth quarter. The fourth quarter included an increase of $3.8 million for incentive compensation tied to the 11% appreciation of the common stock during the fourth quarter; this increase reduced fully diluted earnings per share by $.06 from the third quarter. The third quarter of 1996 included a $5.3 million charge for the SAIF recapitalization, while 1995's fourth quarter contained $17.5 million in merger-related and other charges. The increase in operating expense from 1995's fourth quarter was primarily related to performance-based and stock-based incentive compensation plans. Excluding the above-mentioned items, operating expense rose 4% from the third quarter and 4% from the last quarter of 1995.

     * The provision for loan losses was $14.2 million in the fourth quarter, up from $12.5 million in the third quarter, but down from $19.8 million in 1995's fourth quarter. Higher net charge-offs of loans in the consumer finance operation and credit card loans caused the provision to increase. Included in the provision for last year's fourth quarter was $10 million related to the closure of the land-based casino in New Orleans.

      Loan growth was strong again this quarter. Total loans rose to $6.2 billion as of December 31, 1996, 21% higher than one year ago and 7% higher than at September 30, 1996. Growth was in all categories. Credit card loans grew 13% from September 30, 1996, to $830 million, while commercial loans were up 11% to end the year at $1.3 billion. At the end of 1996, 59% of total loans were consumer, including credit cards, and 41% were commercial.

     Total deposits were $7.3 billion at December 31, 1996, 5% higher than one year earlier. Average deposits grew 2% from the third quarter to the fourth quarter and were up 3% from last year's fourth quarter.

      Nonperforming assets were $31.9 million at December 31, 1996, or .51% of loans, improved from $33.5 million at September 30 and $59.8 million at the end of 1995. Net charge-offs were $11.9 million in the fourth quarter, $8.5 million in the third quarter, and $18.7 million in 1995's fourth quarter. As a percent of loans, net charge-offs were .79%, including credit card charge-offs of 3.85% and consumer loan charge-offs of 1.13%; commercial loans had a net recovery. Net charge-
offs   in  the  company's  consumer  finance  operation   have
increased  throughout the year, to $2.3 million in the  fourth
quarter.   The rise in credit card net charge-offs  throughout
1996 at First Commerce, to $7.3 million in the fourth quarter, has tracked national trends and is principally due to higher bankruptcies; however, the company's charge-off rate remains below national averages.

      The efficiency ratio was 59.5% in the fourth quarter. This was up from 56.5% for the third quarter, excluding the SAIF charge. While revenues grew more than 3% from the third to the fourth quarter, the rise in the common stock price increased expenses for incentive compensation tied to the stock price. Excluding the increased cost of stock-based incentive compensation in the fourth quarter, the efficiency ratio would have been 56.9%. The efficiency ratio was 61.7% in 1995's fourth quarter, excluding nonrecurring items.

      For the twelve months, net income was $118.4 million, versus $76.0 million in 1995. The improvement from 1995 to 1996 was primarily caused by the 9% growth of revenues, and the absence in 1996 of $19.1 million of one-time merger expenses incurred in 1995 and $11.4 million of 1995 securities losses. Fully diluted earnings per share were $2.89 in 1996 and $1.87 in 1995. Return on equity was 16.34% and return on assets was 1.39%.

      Net interest income (FTE) was $375.5 million in 1996, a 7% increase over 1995. Loan growth of 21% was the most significant cause of this improvement. Noninterest income rose 14% to $172.4 million. Operating expense was $326.8 million during 1996; excluding nonrecurring items, operating expense increased only 3%.

      On October 21, 1996, First Commerce called its 7.25% Cumulative Convertible Preferred Stock for redemption. The redemption date was January 2, 1997. As expected, all of the preferred stock was converted into common stock during the fourth quarter, except for a nominal amount of redemptions. The common stock issued for the conversions had been repurchased by the company earlier in the year specifically for this purpose.

      Total assets were $9.2 billion at December 31, 1996, and deposits were $7.3 billion. The leverage ratio was 7.76% at the end of the year.

      First Commerce Corporation is a New Orleans-based bank holding company operating six Louisiana banks in Alexandria, Baton Rouge, Lafayette, Lake Charles, Monroe and New Orleans.



  FIRST  COMMERCE  CORPORATION  AND  SUBSIDIARIES
  FINANCIAL HIGHLIGHTS
                                                        Fourth       Fourth         Twelve Months Ended
                                                        Quarter      Quarter           December 31
  (dollars in thousands, except per share data)          1996         1995           1996          1995
                                                     -----------   -----------    ------------  ------------
  INCOME DATA
     Net interest income                             $    96,232   $    86,086    $    369,742  $    343,344
     Net interest income (tax equivalent)            $    97,776   $    87,596    $    375,500  $    349,317
     Provision for loan losses                       $    14,168   $    19,808    $     37,983  $     30,600
     Other income (exclusive of securities
       transactions                                  $    45,498   $    38,674    $    172,377  $    151,279
     Securities transactions                         $       407   $     1,868    $        160  $    (11,413)
     Operating expense                               $    85,304   $    95,635    $    326,848  $    337,204
     Operating income                                $    28,442   $     5,703    $    118,334  $     83,369
     Net income                                      $    28,707   $     6,917    $    118,438  $     75,951

  AVERAGE BALANCE SHEET DATA
     Loans, net of unearned income                   $ 5,982,771   $ 4,935,576    $  5,512,428  $  4,542,678
     Securities                                      $ 2,157,419   $ 2,689,239    $  2,253,065  $  2,831,943
     Earning assets                                  $ 8,188,195   $ 7,677,557    $  7,831,517  $  7,464,065
     Total assets                                    $ 8,843,783   $ 8,367,588    $  8,525,109  $  8,141,194
     Deposits                                        $ 6,950,851   $ 6,741,690    $  6,887,675  $  6,703,077
     Long-term debt                                  $    82,460   $    88,950    $     85,338  $     89,739
     Stockholders' equity                            $   710,131   $   726,349    $    724,674  $    687,533

  PER COMMON SHARE DATA
     Net income - fully diluted                      $      0.72   $      0.15    $       2.89  $       1.87
     Net income - primary                            $      0.76   $      0.15    $       3.02  $       1.89
     Operating income - fully diluted                $      0.71   $      0.12    $       2.88  $       2.05
     Operating income - primary                      $      0.75   $      0.12    $       3.02  $       2.09
     Book value (end of period)                      $     18.66   $     17.86    $      18.66  $      17.86
     Cash dividends                                  $      0.40   $      0.35    $       1.45  $       1.25

  RATIOS
     Net income as a percent of:
        Average assets                                      1.29%         0.33%           1.39%         0.93%
        Average total equity                               16.08%         3.78%          16.34%        11.05%
        Average common equity                              16.81%         3.48%          16.95%        11.41%
     Operating income as a percent of:
        Average assets                                      1.28%         0.27%           1.39%         1.02%
        Average total equity                               15.93%         3.12%          16.33%        12.13%
        Average common equity                              16.66%         2.76%          16.93%        12.59%
     Net interest income (tax equivalent) as
        a percent of average earning assets                 4.76%         4.54%           4.79%         4.68%
     Operating expense less other income
        (excluding securities transactions) as a
        percent of average earning assets                   1.93%         2.94%           1.97%         2.49%
     Operating expense as a percent of
        total revenue (tax equivalent and excluding
        securities transactions)                           59.54%        75.74%          59.66%        67.36%
     Allowance for loan losses as a percent of
        net loans, at end of period                         1.31%         1.48%           1.31%         1.48%
     Nonperforming assets as a percent of
        net loans plus foreclosed
        assets, at end of period                            0.51%         1.17%           0.51%         1.17%
     Stockholders' equity as a percent
        of total assets, at end of period                   7.87%         8.59%           7.87%         8.59%
     Leverage ratio at end of period                        7.76%         8.16%           7.76%         8.16%


                         SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              FIRST COMMERCE CORPORATION


                              By:  /s/ Thomas L. Callicutt, Jr.
                                 -------------------------------
                                   Thomas L. Callicutt, Jr.
                                  Executive Vice President,
                                        Controller and
                                 Principal Accounting Officer

Dated: January 24, 1997